Exhibit 10.1

SECOND AMENDMENT TO LEASE

This Second Amendment to Lease (“Amendment”), is made and entered into this 17th day of November, 2004 by and between Mission West Properties, L.P. II (formerly known as Berg & Berg Developers), a Delaware limited partnership (“Lessor”) and Celeritek, Inc., a California Corporation (“Lessee”).

RECITALS

A.	Lessee currently leases from Lessor 54,672 square feet of space located at 3236 Scott Boulevard, Santa Clara, California (“the “Premises”) pursuant to that certain lease dated April 1, 1993 and the First Amendment date the 17th of June, 1999 (the “Lease”).

B.	The term of the Lease expires September 30, 2005.

C.	Lessee has elected and Lessor has agreed to extend the subject property to the terms and conditions set forth herein:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree to amend the Lease as follows:

1.	TERM: The term of the Lease is hereby extended for five years until September 30, 2010.

2.	BASIC RENT: The basic rent shall be adjusted to and payable as follows:

	Basic Rent	CAC*		Total
December 1, 2004 through September 30, 2005	$51,654	$7,800	*	$59,454
October 1, 2005 through September 30, 2006	$54,388	$8,034	*	$62,422
October 1, 2006 through September 30, 2007	$57,122	$8,275	*	$65,397
October 1, 2007 through September 30, 2008	$59,855	$8,523	*	$68,378
October 1, 2008 through September 30, 2009	$62,589	$8,779	*	$71,368
October 1, 2009 through September 30, 2010	$65,322	$9,042	*	$74,364
*Subject to annual adjustment.

3.	BROKERAGE COMMISSION: Each party represents and warrants to the other party that it has not utilized or contacted a real estate broker or finder with respect to this Amendment and each party agrees to indemnify and hold each other harmless against any claim, cost, liability or cause of action asserted by any broker or finder claiming through either party. Lessor and Lessee agree that Lessor shall not be obligated to pay any broker leasing commissions, consulting fees, finders’ fees or any other fees or commissions arising out of the negotiation and execution of this Amendment or relating to any extended term of the Lease.

4.	LESSEE CERTIFICATION: Lessee hereby certifies and confirms that as of the date of this Amendment, Lessee has not received any notice from any governmental authority asserting that it is in violation of (and Lessee is not otherwise aware that it is in violation of) any government regulations, ordinances, rules or laws, including those pertaining to its use, storage, disposal, discharge, transportation, and/or release of Hazardous Waste and/or Hazardous Materials on or about the Premises (“Hazardous Materials Use”).

Nothing herein shall release Lessee from, and Lessee shall continue to perform, its obligation to comply with all government, regulations, ordinances, rules and laws relating to its Hazardous Materials Use as set forth in the Lease.

5.	COMMON AREA CHARGES (“CAC”): Lessee shall pay to Lessor estimated taxes, insurance and gardening during the extended term in accordance with the existing provisions of the Lease, including the exclusions from common area charges specified in the Lease. (The current monthly estimated common area charge is $7,800).

6.	RATIFICATION OF LEASE: Except as modified herein, the Lease is hereby ratified, approved and confirmed upon all the terms, covenants, and conditions.

7.	AUTHORITY: Each party executing this Amendment represents and warrants that he or she is duly authorized to execute and deliver this Amendment. If executed on behalf of a corporation, that this Amendment is executed in accordance with the bylaws of said corporation (or a partnership that this Amendment is executed in accordance with the partnership agreement of such partnership), that no other party’s approval or consent to such execution and delivery is required, and that this Amendment is binding upon said individual, corporation (or partnership) as the case may be in accordance with its terms.

8.	ASSIGNMENT AND SUBLETTING: Notwithstanding any provision of Section 16 of Lease, Lessee during the initial term of this Amendment shall have the right to sublease up to 27,500 sq. ft. of the Premises. Provided the sublessee is not a user of Hazardous Materials, Lessee shall not be required to obtain approval of Lessor or pay any portion of Rent to Lessor.

9.	OPTION TO EXTEND: Lessee shall have option to extend this Lease for one five (5) year term per the provisions of Section 3.4 and 4.5 (i), (ii), and (iii) of the Lease.

10.	ROOF REPLACEMENT: Lessor shall contract with a reputable roofing contractor (“Roofer”) for replacement of the roof in accordance with this Section. The Roofer, the contract with roofer, and the roofer’s price shall be mutually agreed upon by Lessor and Lessee. Lessor shall pay the first $20,467.00 of the amount payable to the Roofer under the approved contract and Lessee shall pay any overage. If amounts are payable to the Roofer in multiple installments, then Lessor and Lessee shall each pay their proportionate share of each such installment in accordance with the terms of the approved contract with the Roofer.

IN WITNESS WHEREOF, the undersigned have executed this Agreement intending to be bound thereby as of the date set forth below their respective signatures.

MISSION WEST PROPERTIES, L.P., II	Celeritek, Inc.
a Delaware limited partnership	a California corporation
By: Mission West Properties, Inc.,
A Maryland corporation

By: /s/ Carl E. Berg	By: /s/ Margaret Smith

Carl E. Berg	Margaret Smith
Title: CEO	Title: CFO
Date: 11/18/04	Date: 11/17/04